Contact:

Tutogen Medical, Inc.
George Lombardi, CFO
973-785-0004
glombardi@tutogen.com

TUTOGEN MEDICAL REPORTS RECORD FOURTH QUARTER AND
FY 2003 YEAR END FINANCIAL RESULTS

•	Annual Revenue $30.3 (46% Growth)

•	Operating Income $3.8 (129% Growth)

•	Net Income $2.3 (151% Growth)

West Paterson, New Jersey, December 16, 2003 — Tutogen Medical, Inc., (AMEX: TTG) is pleased to report fiscal 2003 fourth quarter and year end financial results. For the three months ended September 30, 2003 revenues increased 60% to $8.0 million from $5.0 million for the comparable period of fiscal 2002. Revenues for the year ended September 30, 2003 increased $9.5 million or 46% to $30.3 million from $20.7 million in 2002. Operating income for the year improved dramatically from $1.7 million in FY 2002 to a $3.8 million in FY 2002 or an increase of 129%. Net earnings for the fourth quarter and FY 2003 were $1.2 million or $0.08 basic earnings per share and $2.3 million or $0.15 basic earnings per share, respectively, as compared to net earnings of $0.3 million or $0.02 earnings per share and $0.9 million or $0.06 earnings per share for the fourth quarter and FY 2002, respectively.

Included in this years earnings is a provision for a judgment received against the Company of $657,000 or $0.04 earnings per share regarding a dispute between the Company and a former international distributor. Management is vigorously pursuing a favorable resolution of this matter.

The US operation revenues were $21.2 million in FY 2003 or 54% higher than FY 2002. The revenue increase was primarily due to an increase in the demand for the Company’s Tutoplast® processed bone products for spinal and dental applications sold by Centerpulse (NYSE: CEP) Spine-Tech and Dental, subsidiaries of Zimmer Holdings, Inc., the Company’s marketing and distribution partners. These products contributed $8.1 million of the increase in revenue. This increase was fueled by the introduction, by Spine-Tech in February of a new Tutoplast® specialty graft, the C-Graft for cervical spine fusion, and increased sales levels for the Puros™ Symmetry™ PLIF Allograft System for spine applications and the Puros™ Bone Grafting material for dental applications. The International operation for FY 2003 had revenues of $9.1 million or an increase of 30% from FY 2002. The increase in revenues was primarily due to increased penetration of the German market and improved distributor revenues worldwide.

As we reported on November 5, 2003, the Company has entered into a non-binding letter agreement with an unaffiliated private equity firm proposing to acquire all of the outstanding shares of common stock of Tutogen for $6.00 per share in cash. Discussions with this firm are ongoing.

Manfred Krueger, President and CEO of Tutogen, commented, “this is the best full year results in Company history. Our accomplishments in 2003 were made possible through the dedication and commitment of the Tutogen team of employees, management and our marketing partners. Foremost, I would like to thank the many patients who have trusted and benefited from our technology and products”.

Tutogen Medical, Inc. manufactures sterile biological implant products made from human (allograft) and animal (xenograft) tissue. Tutogen utilizes its Tutoplast Process® of tissue preservation and viral inactivation to manufacture and deliver sterile bio-implants used in spinal/trauma, urology, dental, ophthalmology, and general surgery procedures. The Company’s Tutoplast® products are sold and distributed worldwide by Centerpulse, a subsidiary of Zimmer Holdings, Inc. (NYSE: ZMH), the Mentor Corporation (NMS: MNTR), IOP, Inc. and through independent distributors and subsidiaries in the U.S. and Germany. For more information, visit the Company’s web site at http://www.tutogen.com.

Certain statements in this news release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission could affect such results.

TUTOGEN MEDICAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY
(in thousands except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,

	2003	2002	2003	2002

REVENUE	$8,010	$5,003	$30,260	$20,747
GROSS MARGIN	5,357	3,991	18,620	12,313
OPERATING EXPENSES	3,465	3,111	14,800	10,647
OPERATING INCOME	1,892	880	3,820	1,666
OTHER INCOME (EXPENSE)	(240)	11	(368)	75
INTEREST (EXPENSE)	(14)	(13)	(53)	(62)
INCOME BEFORE TAXES	1,638	878	3,399	1,679
INCOME TAX EXPENSE	460	544	1,137	778
NET INCOME	$1,178	$334	$2,262	$901

BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.08	$0.02	$0.15	$0.06

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.07	$0.02	$0.14	$0.06

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Sept. 30,	Sept. 30,
	2003	2002

CURRENT ASSETS	$24,374	$16,802
FIXED ASSETS, NET	4,842	4,119
DEFERRED INCOME TAXES	1,187	2,827

TOTAL ASSETS	$30,403	$23,748

CURRENT LIABILITIES	$8,591	$5,946
LONG TERM DEBT	728	693
DEFERRED DISTRIBUTION FEES	3,038	3,181
SHAREHOLDERS’ EQUITY	18,046	13,928

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,403	$23,748